Exhibit 99.1

Ideal Power Inc. Announces Second Quarter 2014 Results

Energy storage customers begin deployments; Company introduces and ships award-winning Hybrid Converter

AUSTIN, Texas – August 13, 2014 – Ideal Power Inc. (NASDAQ: IPWR), a developer of a disruptive technology in the power conversion space, today announced results for the three and six months ended June 30, 2014.

Second Quarter 2014 and Subsequent Highlights:

•	Sharp Electronics Corporation signed a multi-year purchase agreement to incorporate our 30 kilowatt battery converter as an integral component of its SmartStorage systems. Sharp recently launched its new SmartStorage business to focus on the rapidly growing commercial energy storage market. Sharp announced plans to use established commercial solar installation firms as channel partners and stated that its goal is to install 50MW of capacity over the next three years.
•	Several of our customers completed pilot testing and began initial deployments of energy storage systems utilizing our battery converters. We believe these deployments position us for growth in the commercial energy storage market.
•	We introduced a 3-port 30 kilowatt hybrid converter for off-grid and grid-tied applications. This new converter product won the prestigious electrical energy storage (ees) award for product innovation at Intersolar Europe, the world’s largest exhibition for the solar industry.
•	We sold and shipped an initial 3-port 30 kilowatt hybrid converter to a new customer that plans to use it in an integrated battery storage system which combines diesel generation with photovoltaics for energy production and storage in the fast growing off-grid power market.

“Several of our customers have begun system deployments of commercial energy storage systems using our battery converter. As we continue to execute against our plan to deliver innovative power conversion products and win high profile customers, we feel we are well positioned to grow with this dynamic market sector,” stated Dan Brdar, Chairman and CEO of Ideal Power. “We believe that our multi-year Purchase Agreement with Sharp validates both the opportunities we see in the commercial battery energy storage market and the competitive benefits of our products.”

Second Quarter and Year-to-Date 2014 Financial Results

•	Second quarter revenues were $560,526 including product revenues of $444,100 and ARPA-E grant revenue of $116,426. Revenues for the first six months of 2014 were $851,621 including product revenues of $552,600 and ARPA-E grant revenue of $299,021.
•	Product revenues of $444,100 in the second quarter ended June 30, 2014 compared to $108,500 and $51,073, respectively, in the quarters ended March 31, 2014 and June 30, 2013.
•	Second quarter net loss was $1.6 million compared to a net loss of $2 million in the second quarter of 2013. Net loss for the first six months of 2014 was $3 million compared to a net loss of $3.8 million for the first six months of 2013.
•	Cash used in operations was $2.5 million for the first six months of 2014 while cash used in investing activities was $488,780 for patents, property and equipment.
•	Cash and cash equivalents were $11.1 million at June 30, 2014 with no long term debt outstanding.

“We are on plan through the first six months of the year.” said Tim Burns, Chief Financial Officer of Ideal Power. “We intend to continue to allocate our capital prudently while leveraging our capital efficient business model.”

Outlook

Ideal Power’s PPSA technology enables significant improvements over conventional power converters, improving the efficiency, reliability and installed cost of energy storage systems. Recent third party efficiency tests indicate that, compared to a competing battery converter, Ideal Power’s product reduces power converter losses by more than 1/2 and energy storage system losses by more than 1/3, which should improve the financial payback of these systems.

Ideal Power is currently shipping three commercial products, a battery converter, a solar inverter, and its new 3-port hybrid converter, all which use standard off the shelf components supported by a proprietary design incorporating the PPSA and embedded software. The Company expects the hybrid converter product to open up a number of vertical markets including both grid-tied and off grid integrated solar + storage solutions. The recent electrical energy storage (ees) award provides industry recognition that this innovative product may improve system efficiency and costs for these rapidly growing markets.

According to IHS research the commercial grid-tied solar + storage market is forecasted to grow 10 fold to nearly 1GW by 2017, and the commercial off grid solar + storage market is forecasted to grow 6 fold to over 1.1GW by 2017.

Conference Call Details

CEO Dan Brdar and CFO Tim Burns will host a conference call with investors. To access the call, please use the following information:

Date: Wednesday, August 13, 2014

Time: 4:30 PM ET, 1:30 PM PT

US dial-in: 1-888-224-1065

Passcode: 7787570

Webcast: http://public.viavid.com/index.php?id=110368

Investors can submit questions to the Company via email at matt.hayden@mzgroup.us. The webcast replay will be available on the Company’s website.

About Ideal Power Inc.

Ideal Power Inc. (NASDAQ: IPWR) has developed a novel, patented power conversion technology called Power Packet Switching Architecture™ (PPSA). PPSA improves the size, cost, efficiency, flexibility and reliability of electronic power converters. PPSA can scale across several large and growing markets, including commercial Battery Energy Storage Systems (BESS), electrified vehicle charging, and solar photovoltaic generation. Ideal Power utilizes a capital-efficient business model to commercialize its technology through the use of contract manufacturing, product licensing, and market distribution channels. Ideal Power has won multiple grants including one from the Department of Energy's Advanced Research Projects Agency - Energy (ARPA-E) to commercialize bi-directional power switches, which are expected to improve power density by thirty percent and reduce efficiency losses by fifty percent. For more information, visit www.IdealPower.com.

Safe Harbor Statement

All statements in this release that are not based on historical fact are "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. While management has based any forward looking statements included in this release on its current expectations, the information on which such expectations were based may change. These forward looking statements rely on a number of assumptions concerning future events and are subject to a number of risks, uncertainties and other factors, many of which are outside of our control that could cause actual results to materially differ from such statements. Such risks, uncertainties, and other factors include, but are not limited to, whether the patents for our technology provide adequate protection and whether we can be successful in maintaining, enforcing and defending our patents, whether demand for our products, which we believe are disruptive, will develop and whether we can compete successfully with other manufacturers and suppliers of energy conversion products, both now and in the future, as new products are developed and marketed. Furthermore, we operate in a highly competitive and rapidly changing environment where new and unanticipated risks may arise. Accordingly, investors should not place any reliance on forward-looking statements as a prediction of actual results. We disclaim any intention to, and undertake no obligation to, update or revise forward-looking statements.

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Ideal Power Media Contact:

Mercom Communications

Wendy Prabhu

1.512.215.4452

idealpower@mercomcapital.com

www.mercomcapital.com

Investor Relations Contact:

MZ North America

Matt Hayden

1.949.259.4986

matt.hayden@mzgroup.us

www.mzgroup.us

IDEAL POWER INC.

BALANCE SHEETS

	June 30,	December 31,
	2014	2013

ASSETS
Current assets:
Cash and cash equivalents	$11,149,320	$14,137,097
Accounts receivable, net	405,008	252,406
Inventories, net	246,933	519,657
Prepayments and other current assets	172,921	231,495
Total current assets	11,974,182	15,140,655
Property and equipment, net	306,746	85,718
Patents, net	856,954	608,913
Other non-current assets	35,840	-
Total assets	$13,173,722	$15,835,286

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$343,497	$539,145
Accrued expenses	591,391	461,193
Total current liabilities	934,888	1,000,338

Stockholders’ equity:
Common stock, $0.001 par value; 50,000,000 shares authorized; 7,012,397 and 6,931,968 shares issued and outstanding at June 30, 2014 and December 31, 2013, respectively	7,012	6,932
Common stock to be issued	-	151,665
Additional paid-in capital	32,034,997	31,431,220
Treasury stock	(2,657)	(2,657)
Accumulated deficit	(19,800,518)	(16,752,212)
Total stockholders’ equity	12,238,834	14,834,948
Total liabilities and stockholders’ equity	$13,173,722	$15,835,286

IDEAL POWER INC.

STATEMENTS OF OPERATIONS

	For the Quarter Ended June 30,		For the Six Months Ended June 30,
	2014	2013	2014	2013
Revenues:
Products	$444,100	$51,073	$552,600	$183,970
Royalties	-	25,000	-	50,000
Grants	116,426	574,211	299,021	796,449
Total revenue	560,526	650,284	851,621	1,030,419

Cost of revenues:
Products	487,767	106,880	685,178	302,837
Grant research and development costs	129,362	583,610	332,245	816,941
Total cost of revenue	617,129	690,490	1,017,423	1,119,778

Gross loss	(56,603)	(40,206)	(165,802)	(89,359)

Operating expenses:
General and administrative	718,287	426,978	1,463,255	778,840
Research and development	598,540	330,207	905,033	564,557
Sales and marketing	261,528	106,637	529,747	212,346
Total operating expenses	1,578,355	863,822	2,898,035	1,555,743

Loss from operations	(1,634,958)	(904,028)	(3,063,837)	(1,645,102)

Interest (income) expense, net (including amortization of debt discount of $1,037,386 and $2,074,772, respectively, for the quarter and six months ended June 30, 2013)	(7,394)	1,083,430	(15,531)	2,166,859

Net loss	$(1,627,564)	$(1,987,458)	$(3,048,306)	$(3,811,961)

Net loss per share – basic and fully diluted	$(0.23)	$(1.34)	$(0.44)	$(2.58)

Weighted average number of shares outstanding – basic and fully diluted	7,011,465	1,480,262	7,005,319	1,480,262

IDEAL POWER INC.

STATEMENTS OF CASH FLOWS

	Six Months Ended June 30,
	2014	2013
Cash flows from operating activities:
Net loss	$(3,048,306)	$(3,811,961)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	19,711	12,621
Write-down of inventory	-	5,199
Stock-based compensation	379,282	22,975
Common stock to be issued for services	-	87,497
Fair value of warrants issued for services	67,920	-
Amortization of debt discount	-	2,074,772
Accrued interest on promissory note	-	40,000
Decrease (increase) in operating assets:
Accounts receivable	(152,602)	(148,162)
Inventories	272,724	(20,419)
Prepaid expenses	22,734	(114,522)
Increase (decrease) in operating liabilities:
Accounts payable	(195,648)	251,447
Accrued expenses and deferred rent	130,198	79,061
Deferred revenue	-	50,000
Net cash used in operating activities	(2,503,987)	(1,471,492)

Cash flows from investing activities:
Purchase of property and equipment	(233,971)	(11,550)
Acquisition of patents	(254,809)	(116,721)
Net cash used in investing activities	(488,780)	(128,271)

Cash flows from financing activities:
Exercise of warrants	4,990	-
Net cash provided by financing activities	4,990	-

Net decrease in cash and cash equivalents	(2,987,777)	(1,599,763)
Cash and cash equivalents at beginning of period	14,137,097	1,972,301
Cash and cash equivalents at end of the period	$11,149,320	$372,538